Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 of Triller Group Inc. (formerly AGBA Group Holding Limited) and its subsidiaries (collectively the “Company”), of our report dated March 28, 2024, which appears in the Annual Report on Form 10-K (File No. 001-38909) filed with the U.S. Securities Exchange Commission (“SEC”) on March 28, 2024, with respect to the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity, and cash flows for the two-year period ended December 31, 2023, and the related notes included herein.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
November 15, 2024	PCAOB ID No. 1171